UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2021

Unico American Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-03978	95-2583928
(Commission File Number)	(IRS Employer Identification No.)

26050 Mureau Road
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 591-9800

(Registrant's Telephone Number, Including Area Code)

______________________________________________

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	UNAM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Cost Associated with Exit or Disposal Activities

In connection with its previously announced review of strategic alternatives, on September 24, 2021, the Board of Directors of Unico American Corporation (the "Company"), approved and ratified a resolution passed by the Board of Directors of Crusader Insurance Company ("Crusader"), a wholly-owned subsidiary of the Company, to place Crusader into runoff. Effective immediately, Crusader will cease writing any new insurance policies and will issue notices of non-renewal for its existing in-force policies to terminate such policies at the expiration of the current policy periods. Such notices of non-renewal will be sent to policyholders in the time frame required by state insurance laws and regulations. Crusader will continue to provide only those services to existing insurance policyholders and claimants during the run-off. Actions to wind down operations that support the writing of new insurance policies and the issuance of renewal insurance policies will begin immediately and the servicing operations will be adjusted over time to support business requirements including the retention of the necessary staff.

The Board of Directors of the Company made this decision in light of the historic and more recent operating results of the Company and Crusader, its review of strategic alternatives for the Company and Crusader, the financial outlook of the Company and Crusader, and the difficulties faced by Crusader in profitably underwriting new insurance policies.

The Company expects to incur material costs in connection with the decision to place Crusader into runoff, including costs associated with workforce reductions. At this time the Company is unable to make a good faith determination of an estimate or range of estimates for charges that it will incur in connection with this action, or the amount or range of such charges that will result in future cash expenditures, required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K. The Company will file an amendment to this report after it makes a determination of such estimate or range of estimates, if any.

Item 2.06. Material Impairments

In conjunction with the Crusader run off, the Company may incur a potential impairment of assets under generally accepted accounting principles. At this time the Company is unable to make a good faith determination of an estimate or range of estimates for the impairment. The Company will file an amendment to this report after it makes a determination of such estimate or range of estimates, if any.

Item 8.01. Other Events.

On September 24, 2021, AM Best Company (“AM Best”) downgraded the Financial Strength Rating to C++ (Marginal) from B (Fair) and the Long-Term Issuer Credit Rating (Long-Term ICR) to “b” (Marginal) from “bb+” (Fair) of Crusader. AM Best also has downgraded the Long-Term ICR to “ccc-” (Weak) from “b” (Marginal) of the Company. In addition, AM Best has maintained the “under review with negative implications” status for these Credit Ratings (the “Ratings”). Also on September 24, 2021, AM Best withdrew these ratings at the request of Crusader to no longer participate in AM Best’s interactive rating process.

The Ratings reflect Crusader’s balance sheet strength, which AM Best assesses as weak, as well as its weak operating performance, limited business profile and marginal enterprise risk management. The Rating downgrades follow Crusader’s announcement that it has entered into an Administrative Supervision Agreement with the California Department of Insurance (the “CDI”).

AM Best stated that, while Crusader maintains sufficient liquidity, and its risk-adjusted capital levels remain at the strongest level, as measured by AM Best’s Capital Adequacy Ratio, the downgrades reflect the lowered assessment of the balance sheet strength given the enterprise’s diminished financial flexibility and the constraints imposed on Crusader by the CDI.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNICO AMERICAN CORPORATION (Registrant)

Date: September 30, 2021	By:	/s/ Michael Budnitsky
Name: Michael Budnitsky
Title: Chief Executive Officer, President, Chief Operations Officer, and Secretary

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